Exhibit 99.1

Vivos Inc Signs a Standstill Agreement with Debt Holders Designed to Halt the Toxic Selling and Eliminate the Secured Toxic Debt

(Richland WA – September 24, 2018) - Vivos, Inc. (OTC PINK: RDGL)

Vivos Inc is pleased to announce that all the debtholders of Vivos’ secured convertible debt have agreed to a ten trading day market standstill, during which time they agree to refrain from any conversions or to trade in our security. The market standstill will be in effect from Wednesday September 26th through Wednesday October 10. Pursuant to the terms of the agreement, and subject to completion of a capital raise with proceeds of at least $500,000, the remaining outstanding balance on these secured debentures, which totals approximately $2,500,000 of principal and accrued interest, will automatically convert into common stock (or convertible preferred stock for conversions that would result in ownership in excess of 4.99% of the company’s common shares) at a fixed conversion price of $.004. These shares will be subject to a restriction on any sales below $.02 through December 31, 2018 and will have volume limitations on any sales below $.01 for the first six months of 2019.

Mike Korenko, Vivos Inc CEO, stated “It is our goal for the new capital to come in the form of common stock and warrants. In addition, we may consider additional financing in the form of convertible debt that automatically converts into a larger equity financing or converts at a fixed conversion price. Upon the successful completion of these transactions we plan to have a company free of convertible toxic debt moving forward. We are confident that we will be successful, but there is no guarantee that we will complete the transactions described above. We look forward to providing an update related to the financing in the next couple of weeks and we will continue to communicate developments related to Isopet® and Radiogel™.”

About Vivos Inc. (OTC: RDGL)

Vivos, Inc. has developed an Yttrium-90 based brachytherapy injectable device, for the treatment of tumors in animals (IsoPet®) and in humans (Radiogel™). Brachytherapy uses highly localized radiation to destroy cancerous tumors by placing a radioactive isotope directly inside the treatment area using the company’s proprietary hydrogel formulation. The injection delivers therapeutic radiation from within the tumor without the entrance skin dose and associated side effects of treatment that characterize external-beam radiation therapy. This feature allows safe delivery of higher doses needed for treating both non-resectable and radiation-resistant cancers.

IsoPet® for treating animals uses the same technology as RadioGelTM for treating humans. The Food and Drug Administration advised using different product names in order to avoid confusion and cross-use.

IsoPet® is a hydrogel liquid containing tiny yttrium-90 phosphate particles that may be administered directly into a tumor. This hydrogel is an yttrium-90 carrier at room temperature that gels within the tumor interstitial space after injection to keep the radiation source safely in place. The short-range beta radiation from yttrium-90 localizes the dose within the treatment area so that normal organs and tissues are not adversely affected.

IsoPet® also has a short half-life – delivering more than 90% of its therapeutic radiation within 10 days. This compares favorably to other available treatment options requiring up to six weeks or more to deliver a full course of radiation therapy. Therapy can be safely administered as an out-patient procedure and the patient may return home without subsequent concern for radiation dose to the family.

The IsoPet® Solutions division is using university veterinary hospitals to demonstrate the safety and therapeutic effectiveness for different animal cancers. The testing on feline sarcoma at the Washington State University is completed and the testing on canine soft tissue sarcomas at University of Missouri will begin in the near future.

The Company recently obtained confirmation from the FDA Center for Veterinary Medicine that IsoPet® is classified as a device for skin cancer therapy in cats and dogs. The FDA also reviewed and approved the product labeling. FDA does not require pre-market approval for veterinary devices so no additional approval is required for treating skin cancer, which is the largest market sector. Following this demonstration phase, Vivos can begin to generate revenues through the sale of IsoPet® to University animal hospitals and private veterinary clinic consortiums.

The Company is also engaging the FDA for clearance to market RadioGel™ for the treatment of advanced basal and squamous cell skin cancers in humans.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, government agency rules and changes, and various other factors beyond the Company’s control.

CONTACT:

Vivos Inc.
Michael K. Korenko, President & CEO

MKorenko@RadioGel.com